EXHIBIT 21.1
Subsidiaries of Globus Medical, Inc.

The following is a list of our subsidiaries as of December 31, 2017. Certain subsidiaries are not named because they were not significant in the aggregate.

Subsidiary	Jurisdiction
Globus Medical North America, Inc.	Pennsylvania

Branch Medical Group, LLC	Delaware

Transplant Technologies of Texas, Ltd.	Texas

Human Biologics of Texas, Ltd.	Texas

Tissue Transplant Technology, Ltd.	Texas

Globus Medical India Private Limited	India

Globus Medical SARL	Switzerland

Globus Medical South Africa Pty Limited	South Africa

Globus Medical Poland Sp. z o.o.	Poland

Globus Medical Australia Pty Limited	Australia

Globus Medical UK Limited	United Kingdom

Globus Medical Belgium BVBA	Belgium

Globus Medical Germany GmbH	Germany

Globus Medical Denmark ApS	Denmark

Globus Medical Sweden AB	Sweden

Globus Medical Israel Limited	Israel

Globus Medical France SARL	France

Globus Medical Netherlands B.V.	Netherlands

Globus Medical Austria GmbH	Austria

Globus Medical Japan GK	Japan

Scient'X Asia Pacific Pte. Ltd.	Singapore

Scient'X Australia Pty. Ltd.	Australia

Globus Medical Netherlands Biologics B.V.	Netherlands

Subsidiary	Jurisdiction
Globus Medical Italy S.r.l.	Italy

Globus Medical Ireland, Ltd.	Ireland

Globus Medical GP, LLC	Delaware

Globus Medical Latin America, LLC	Delaware

Cibramed Produtos Medicos Descartaveis Comercio Importacao e Exportaca Ltda	Brazil

Japan Ortho Medical Co., Ltd.	Japan

Alphatec Pacific Inc.	Japan

GM International CV	Netherlands

KB Medical S.A.	Switzerland